Exhibit 4

PASSIVITY COMMITMENT

Castle Creek Capital Partners IV, LP, Castle Creek Capital IV LLC, Castle Creek Advisors IV LLC, Castle Creek Capital LLC and any affiliate and subsidiary of the foregoing, and Messrs. Eggemeyer, Ruh, Merlo, Thomas and Pietrzak and any entity they individually or collectively control (each a “Fund IV Acquirer” and, collectively, the “Fund IV Acquirer Group”), will not, without the prior approval of the Board or its staff, directly or indirectly:

1.      Exercise or attempt to exercise a controlling influence over the management or policies of Eastern Virginia Bankshares, Inc. (“Target”), Tappahannock, Virginia, or any of its subsidiaries;

2.      Have or seek to have more than one representative of the Fund IV Acquirer Group serve on the board of directors of Target or any of its subsidiaries;

3.      Permit any representative of the Fund IV Acquirer Group who serves on the board of directors of Target or any of its subsidiaries to serve:
i.              as the chairman of the board of directors of Target or any of its subsidiaries;
ii.            as the chairman of any committee of the board of directors of Target or any of its subsidiaries;
iii.          as a member of any committee of the board of directors of Target or any of its subsidiaries if the Fund IV Acquirer Group representative occupies more than 25 percent of the seats on the committee;
iv.          as a member of any committee that has the authority or practical ability to unilaterally make (or block the making of) policy or other decisions that bind the board or management of the Target or any of its subsidiaries;

4.      Have or seek to have any employee or representative of the Fund IV Acquirer Group serve as an officer, agent or employee of Target or any of its subsidiaries;

5.      Take any action that would cause Target or any of its subsidiaries to become a subsidiary of the Fund IVAcquirer Group;

6.      Own, control, or hold with power to vote securities that (when aggregated with securities that the officers and directors of the Fund IV Acquirer Group own, control, or hold with power to vote) represent 25 percent or more of any class of voting securities of Target or any of its subsidiaries;

7.      Own or control equity interests of Target or any of its subsidiaries that would result in the combined voting and nonvoting equity interests of the
Fund IV Acquirer Group and its officers and directors to equal or exceed 25 percent of the total equity capital of Target or any of its subsidiaries, except that, if the Fund IV Acquirer Group and its officers and directors own, hold, or have the power to vote less than 15 percent of the outstanding shares of any classes of voting securities of Target, the Fund IV Acquirer Group and its officers and directors may own or control equity interests greater than 25 percent, but in no case more than 33.3 percent, of the total equity capital of Target or any of its subsidiaries;

8.      Propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the management or board of directors of Target or any of its subsidiaries;

9.      Enter into any agreement with Target or any of its subsidiaries that substantially limits the discretion of Target’s management over major policies and decisions, including, but not limited to, policies or decisions about employing and compensating executive officers; engaging in new business lines; raising additional debt or equity capital; merging or consolidating with another firm; or acquiring, selling, leasing, transferring, or disposing of material assets, subsidiaries, or other entities;

10.     Solicit or participate in soliciting proxies with respect to any matter presented to the shareholders of Target or any of its subsidiaries;

11.     Dispose or threaten to dispose (explicitly or implicitly) of equity interests of Target or any of its subsidiaries in any manner as a condition or inducement of specific action or nonaction by Target or any of its subsidiaries; or

12.     Enter into any other banking or nonbanking transactions with Target or any of its subsidiaries, except that the Fund IV Acquirer Group may establish and maintain deposit accounts with Target, provided that the aggregate balance of all such deposit accounts does not exceed $500,000 and that the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with Target.

Each Fund IV Acquirer also certifies that:

13.     The Fund IV Acquirer is not an affiliate of any other investor (excluding other Fund IV Acquirers) in the proposed transaction (individually, each an “Investor,” and, collectively, the “Investors”);

14.     The Fund IV Acquirer Group has reached its decision to invest in Target independently from the other Investors;

15.     The Fund IV Acquirer is not managed or advised by an investment manager or investment advisor who performs the same services for any other Investor  (excluding other Fund IV Acquirers);

16.     The Fund IV Acquirer (including any subsidiary or affiliate of a Fund IV Acquirer) has not engaged and will not engage as part of a group consisting of substantially the same entities as the Investors, in substantially the same combination of interests, in any additional banking or nonbanking activities or business ventures in the United States without prior consultation with the Board;

17.     The Fund IV Acquirer has not and will not enter into any agreements or understandings with any other Investor to act in concert for the purpose of exercising a controlling influence over Target or any of its subsidiaries, including, but not limited to, any agreements or understandings regarding the voting or transfer of shares of Target; and

18.     Any director representing the Fund IV Acquirer Group will not collude or conspire with any other directors or shareholders of Target with respect to the exercise of any director’s voting rights.  Nothing in this commitment shall limit a director’s ability to exercise its legitimate duties/rights as a director of Target, including the ability to consult with other directors and shareholders as appropriate.

The terms used in these commitments have the same meanings as set forth in the Bank Holding Company Act of 1956, as amended (“BHC Act”), and the Board’s Regulation Y.  For purposes of these commitments, “Investor” includes any subsidiary or affiliate of the Investor.

Nothing in these commitments releases the Fund IV Acquirer Group from compliance with the Change in Bank Control Act of 1978, as amended, and any regulations thereunder for any subsequent acquisition or increase in the percentage ownership of any class of voting shares of Target.

Each Fund IV Acquirer understands that these commitments constitute conditions imposed in writing in connection with the Board’s findings and decisions related to Fund IV Acquirer Group’s acquisition of up to 9.9 percent of voting shares of Target and up to 33.3 percent of Target’s total equity capital, and, as such, may be enforced in proceedings under applicable law.

                                                            CASTLE CREEK CAPITAL PARTNERS IV, LP

                                                            By:      CASTLE CREEK CAPITAL IV LLC
                                                                        General Partner

March 14, 2013                                   By:      /s/ William J. Ruh
                                                            Name:  William J. Ruh

                                                            Title:    Managing Principal and Vice President

                                                            CASTLE CREEK CAPITAL IV LLC

March 14, 2013                                   By:      /s/ William J. Ru
                                                            Name:  William J. Ruh

                                                            Title:    Managing Principal and Vice President

                                                            CASTLE CREEK ADVISORS IV LLC

March 14, 2013                                   By:      /s/ William J. Ruh
                                                            Name:  William J. Ruh

                                                            Title:    Vice President

                                                            CASTLE CREEK CAPITAL LLC

March 14, 2013 __                              By:      /s/ William J. Ruh
                                                            Name:  William J. Ruh

                                                            Title:    Managing Principal and Vice President

March 14, 2013 __                              /s/ John M. Eggemeyer III
                                                            John M. Eggemeyer III

March 14, 2013                                   /s/ William J. Ruh
                                                            William J. Ruh

March 14, 2013 __                              /s/ Mark G. Merlo
                                                            Mark G. Merlo

March 14, 2013                                   /s/ J. Mikesell Thomas
                                                            J. Mikesell Thomas

March 14, 2013 __                              /s/ John T. Pietrzak
                                                            John T. Pietrzak